UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   D'Eliscu, Jeffrey B.
   Allergan, Inc.
   2525 Dupont Drive
   Irvine, CA  92612
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Allergan, Inc.
   AGN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   June, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Corporate Vice President, Corporate Communications
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |6/19/9|M   | |686               |A  |$24.83     |                   |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/19/9|M   | |686               |A  |$19.63     |                   |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |6/19/9|S   | |1,372             |D  |$31.875    |5,528.9 (1)        |D     |                           |
                           |7     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           | 932 (2)           |I     |By ESOP Trust              |
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Common Stock               |      |    | |                  |   |           |1,008.3 (3)        |I     |By 401(k) Trust            |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$27.00  |4/22/|A   |V|6,100      |A  |(4)  |4/22/|Common Stock|6,100  |       |            |D  |            |
(right to buy)        |        |97   |    | |           |   |     |07   |            |       |       |            |   |            |
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Employee Stock Option |$24.83  |6/19/|M   | |686        |D  |7/27/|6/24/|Common Stock|686    |       |            |D  |            |
(right to buy)        |        |97   |    | |           |   |89   |97   |            |       |       |            |   |            |
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Employee Stock Option |$19.63  |6/19/|M   | |686        |D  |7/27/|10/28|Common Stock|686    |       |50,910      |D  |            |
(right to buy)        |        |97   |    | |           |   |89   |/97  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Includes 202.9 shares acquired under the Allergan, Inc. Dividend Reinvestment and Stock Purchase Plan as of 4/30/97.
(2)  Shares allocated to ESOP account as of
4/30/97.
(3)  Shares in the reporting person's account as of
4/30/97.
(4) The option becomes exercisable in four equal annual installments beginning 4/22/98.
SIGNATURE OF REPORTING PERSON
/s/ Jeffrey B. D'Eliscu
DATE
June 23, 1997